Exhibit 99.8

TC & Co., Solicitors

Units 501-502, 5/F., Tai Tung Building, No. 8, Fleming Road, Wanchai, Hong Kong Tel : +852 2861 1999 Fax : +852 2861 0999

PARTNERS SHIRLEY Y.M. CHUI 崔綺文律師 NICHOLAS H.F. TSANG 曾憲輝律師 VICTOR T.H. LEE 利庭軒律師 CONSULTANTS ALBERT C.W. WONG 黃𦏸維律師 WINNIE W.Y. LO 盧詠儀律師	ASSOCIATES MANDY CHEUNG 章曉芹律師 KELVIN C.L. LEE 李焯麟律師 DONGYU LIU 劉東昱律師

Date: May 23, 2025

Cre8 Enterprise Limited

1/F, China Building

29 Queen’s Road Central, Hong Kong

Dear Sirs,

Re:	Legal Opinion on Certain Hong Kong Legal Matters in relation to Cre8 Enterprise Limited (the “Company”) and its operating subsidiary in Hong Kong (collectively, the “Cre8 Group”)

A.	INTRODUCTION

1.	We, TC & Co., Solicitors, are retained by Cre8 Enterprise Limited (the “Company) as its legal advisor of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Cre8 Group’s registration statement on Form F-1 (File No.: 333-281629), including all amendments and supplements thereto (the “Registration Statement”, but exclude any other document(s) or agreement(s) whether or not specifically referred to therein or attached as an exhibit or schedule thereto) which has been filed with the U.S. Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (the “Registration Statement”), pertaining to (i) the initial public offering (the “Offering”) of 1,450,000 Class A ordinary shares of the Company of no par value (the “Class A Ordinary Shares”); and (ii) an option for a period of 45 days granted to the underwriters of the Offering from the closing of the Offering to purchase up to 15% of the number of Class A Ordinary Shares sold in Offering) to cover over-allotments (collectively, the “Transaction”) as set forth in the Registration Statement.

2.	We are instructed by the Company to advise on the relevant laws and regulations in relation to the business operations of the Cre8 Group in Hong Kong. This opinion is confined to the laws now prevailing in Hong Kong and presently applied by the local courts and tribunals with the latter being governed by and interprets such laws accordingly. We confirm that we are solicitors qualified to practice in Hong Kong and to give this legal opinion. We express no view in respect of the laws of any other jurisdictions. On the assumption that there is nothing in the laws of any other jurisdiction which might impact this opinion, hence no investigation of nor comment of any sort in relation to the laws of any other jurisdiction is canvassed herein. Any reference to “laws” or “law” herein is a reference to the common law, principles of equity, legislations and/or regulations so constituted.

3.	In dispatching this opinion, the Registration Statement has been examined and reliance is grounded on the assumptions set out in paragraph 5 hereinbelow save and except otherwise mentioned with no third-party verification of such assumptions. This opinion is too subject to the qualifications and reservations set out in paragraph 6 hereinbelow save and except as stated otherwise herein.

TC & Co., Solicitors

B.	OPINION

4.	Based solely on our review of the Registration Statement and reading together with the qualifications, assumptions and limitations set forth herein, barring any withholding and/or non-disclosure of matters of substance, and paying due regard to the current laws of Hong Kong whereof relevance being duly considered, we opine that:

(a)	the narration of Hong Kong laws set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Business”, “Regulations” and “Legal Matters”, with each topic insofar giving concise account of Hong Kong laws, having encapsulated the matters fairly and unerringly referred to therein in all material respects with nothing being omitted from such narration thus conducing to the same being misleading in any material aspect;

(b)	the narration of Hong Kong laws set forth in the Registration Statement under the caption “Taxation — Hong Kong Taxation” with such topic insofar giving a true, accurate and concise account of local tax laws having encapsulated such laws with respect to Hong Kong tax laws being applicable to the business of the operating subsidiary of the Company incorporated in Hong Kong in all material respects;

(c)	based on the litigation search conducted by a third-party search agent recently and the Company’s directors’ confirmations, we are not aware that the Company and its operating subsidiary in Hong Kong, namely, Cre8 (Greater China) Limited, are currently party to any material litigation proceedings in Hong Kong;

(d)	the Transaction as set forth in the Registration Statement is not in violation of the laws of Hong Kong; and

(e)	based on the information disclosed by the Company and the company searches referred to above and the search in the Companies Registry in Hong Kong conducted by us, the Company’s subsidiary established in Hong Kong is validly existing and in good standing under the laws of Hong Kong; the Company’s subsidiary in Hong Kong is operating its businesses legally and had complied with the Hong Kong Laws in all material respects, and is not facing any material legal proceedings or any material legal, governmental, arbitrative proceedings, actions, decisions, demands or orders before any competent court, government agency or arbitration body in Hong Kong.

TC & Co., Solicitors

C.	ASSUMPTIONS

5.	The opinion set out herein is grounded on the following assumptions:

(a)	no laws other than Hong Kong laws would impact upon the opinion stated herein save and except insofar the laws of any jurisdiction other than Hong Kong may be relevant, such laws have been duly complied with.

(b)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all documents (the “Documents”) submitted to us as originals are authentic, and all documents submitted to us as certified or photostatic copies conform to the originals;

(c)	each of the parties (other than the Company’s subsidiary established in Hong Kong) to the Documents, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(d)	the Documents remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of such Documents after they were submitted to us for the purposes of this legal opinion;

(e)	the accuracy and completeness of all factual representations, whether via oral or written instructions, provided by the Company to us;

(f)	the information disclosed by the company searches referred to above is accurate and complete as at the time of this opinion and conforms to records maintained by the Company and the companies involved. The search would not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted;

(g)	the laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

TC & Co., Solicitors

(h)	the instructions and information provided by the Company to us are complete without withholding, true and accurate to our best belief; and

(i)	there has been no change in the information disclosed by the Company or contained in the latest records of Company and the companies involved under the Companies Registry made up to the issuance of this opinion.

D.	QUALIFICATIONS

The opinion set out herein is subject to the following qualifications:

(a)	disclaimer is expressly proclaimed in respect of any of our liabilities which might be incurred in relation to any part of the Registration Statement other than the narration of Hong Kong laws mentioned in paragraph 4 hereinabove;

(b)	this opinion is presented solely and exclusively on the description of the nature of the business and the type of activities of the Cre8 Group set out in the Registration Statement and no view is expressed and/or comment is made in relation to the accuracy and/or the entirety thereof;

(c)	no view is expressed and/or comment is made on the past, present or future financial performance and/or soundness and/or standing or the business prospect be that in terms of success or otherwise of the Cre8 Group;

(d)	this opinion is limited to the laws of Hong Kong of general application on the date hereof. No investigation is made and no views are expressed or implied on, the laws of any jurisdiction other than Hong Kong. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than Hong Kong;

(e)	the laws of Hong Kong referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

TC & Co., Solicitors

(f)	this opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(g)	this opinion is issued based on the laws of Hong Kong that are currently in effect. For matters not explicitly provided under the laws of Hong Kong, the future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

(h)	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and public searches conducted in Hong Kong;

(i)	this opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of the opinion should not be read independently; and

(j)	as used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the solicitors of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

TC & Co., Solicitors

E.	OTHERS

7.	For the purposes of the opinions set out in this letter, we do not express or imply any opinion herein as to the laws of any jurisdiction other than those of Hong Kong. This opinion is delivered solely for the purpose of and in relation to the Transaction and the Registration Statement publicly filed with the Commission on the date of this opinion and may not be used and may not be relied upon for any other purpose without our prior written consent.

8.	Except with our prior written consent or consented herein, this opinion is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the Company for any other purpose and may not be filed with any governmental agency or authority or quoted in any public document, save that to the extent required by any law or regulation or court order or in connection with any judicial proceeding or in seeking to establish any defence in any legal or regulatory proceeding or investigation relating to the matters set out herein. Our liability under this letter shall not exceed the amount of legal fees received by us from the Company in relation to the Transaction.

9.	This opinion is given in respect of the laws of Hong Kong which are in force at, and is based upon facts and circumstances in existence at 8:00 am Hong Kong time on the date of this opinion. We assume no obligation to update this opinion for any changes in the laws of Hong Kong or other events or circumstances that occur after 8:00 am Hong Kong time on the date of this opinion.

Consent

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

/s/ TC & Co., Solicitors

TC & Co., Solicitors